Exhibit 99.1

Contact: Home Federal Bancorp, Inc. Len E. Williams, President & CEO Eric S. Nadeau, EVP, Treasurer & CFO 208-466-4634 www.myhomefed.com/ir

HOME FEDERAL BANCORP, INC. ANNOUNCES SECOND QUARTER RESULTS

Nampa, ID (July 27, 2012) – Home Federal Bancorp, Inc. (“Company”) (Nasdaq GSM: HOME), the parent company of Home Federal Bank (“Bank”), today announced results for the quarter and six months ended June 30, 2012. The Company reported net income of $559,000, or $0.04 per diluted share, for the three months ended June 30, 2012, compared to a net loss of ($78,000), or ($0.01) per diluted share, for the same period a year ago. For the six months ended June 30, 2012, the Company reported net income of $1.3 million, or $0.09 per diluted share, compared to a net loss of ($1.3 million), or ($0.08) per diluted share, for the six months ended June 30, 2011.  The Company’s return to profitability compared to the year-ago quarter was attributable to a reduction in operating expenses, gains on the sales of securities, and continued improvement in covered asset quality, which resulted in lower credit costs and higher yields on purchased loans in fiscal year 2012.

On July 30, 2010, the Bank entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (“FDIC”) to assume all of the deposits and acquire certain assets of LibertyBank, headquartered in Eugene, Oregon (the “LibertyBank Acquisition”).  In August 2009, the Bank entered into a purchase and assumption agreement with the FDIC to assume all of the deposits and certain assets of Community First Bank, headquartered in Prineville, Oregon (the “CFB Acquisition”).  Nearly all of the loans and foreclosed assets purchased in these acquisitions are subject to loss sharing agreements with the FDIC and are referred to as “covered loans” or “covered assets.”  Loans and foreclosed and repossessed assets not subject to loss sharing agreements with the FDIC are referred to as “noncovered loans” or “noncovered assets.”

The following items summarize key activities of the Company during the quarter ended June 30, 2012:

•
Net interest income before the provision for loan losses increased $913,000 to $10.3 million for the quarter ended June 30, 2012, when compared to the quarter ended June 30, 2011, due to a higher yield on purchased loans and a declining cost of funds. However, net interest income declined $2.1 million compared to the linked quarter ended March 31, 2012, due to a decline in the yield on purchased loans in the current quarter;

•
A negative provision for loan losses on loans purchased in the CFB Acquisition, net of the FDIC indemnification impairment related to the negative provision, increased income before income taxes by $23,000 during the quarter ended June 30, 2012. A provision of $422,000, net of the impact of the FDIC indemnification recovery, reduced income before income taxes during the same quarter in 2011 and included a provision of $200,000 on noncovered originated loans in the quarter ended June 30, 2011. No provision for loan losses on noncovered originated loans was recorded during the quarter ended June 30, 2012;

•
The provision for real estate and property owned (“REO”) totaled $291,000 in the current quarter compared to $107,000 for the quarter ended March 31, 2012, and $296,000 in the year-ago quarter. This provision is reported in noninterest expense;

•
Noninterest income during the quarter ended June 30, 2012, includes impairment of the FDIC indemnification asset for covered loans of $1.7 million and an indemnification impairment of $411,000 due to the negative provision for loan losses, both are a result of a reduction in estimated future losses on covered loans;

•
Service charges and fee income declined $172,000 to $2.3 million for the quarter ended June 30, 2012, from the quarter ended June 30, 2011, due to lower overdraft fee income. Compared to the linked quarter, service charges and fee income increased $167,000 due to higher income from the Bank’s merchant and investment services products and new deposit account service charges;

Home Federal Bancorp, Inc.
July 27, 2012

•
During the quarter ended June 30, 2012, the Bank sold U.S. Treasury securities and recorded a pre-tax gain of $603,000 compared to a gain of $535,000 during the quarter ended March 31, 2012. No gains or losses were recorded in the year ago quarter;

•
Noninterest expense decreased by $1.3 million during the quarter ended June 30, 2012, compared to the year-ago quarter but increased $146,000 compared to the linked quarter due primarily to the increase in the provision for REO. Year to date, noninterest expenses declined $4.1 million in 2012 compared to the six months ended June 30, 2011;

•
Total assets decreased $33.2 million during the quarter ended June 30, 2012, compared to March 31, 2012, and have declined $41.8 million since December 31, 2011, as declines in cash and cash equivalents and loans offset reductions in deposits;

•	Loans declined $4.8 million during the quarter ended June 30, 2012, compared to March 31, 2012, and deposits declined $31.0 million during that period;
•	Noncovered nonperforming assets declined $41,000 to $23.0 million at June 30, 2012, compared to March 31, 2012. Total nonperforming assets decreased $814,000 to $39.6 million during the quarter; and
•	The Company repurchased 441,669 shares during the quarter ended June 30, 2012, at an average cost of $9.18 per share.

Len E. Williams, the Company’s President and CEO, commented, “We were successful in executing our share repurchase program last quarter by acquiring 441,669 shares at a significant discount to our tangible book value. We also renewed our commitment to additional share repurchases by increasing the number of authorized shares under the program. Nonperforming loans declined in our covered and noncovered portfolios and we are encouraged by an increase in commercial lending activity during the quarter.”

Results of Operations

Net interest income. Net interest margin decreased to 4.17% during the quarter ended June 30, 2012, from 4.92% in the linked quarter, but increased substantially from 3.23% during the quarter ended June 30, 2011. The linked quarter decline is primarily due to a reduction in accretable income on purchased loans during the quarter ended June 30, 2012.  The increase over the year-ago quarter was the result of the increase in accretable yield on purchased loans during the quarter ended June 30, 2012, compared to 2011. Similarly, the Company’s yield on earning assets decreased to 4.57% in the current quarter from 5.36% in the linked quarter, but was up from 3.92% during the quarter ended June 30, 2011, primarily due to the increase in accretable yield on purchased loans.

Managed reduction in certificates of deposits and declines in interest rates paid on deposits during the quarter ended June 30, 2012, resulted in a lower cost of funds compared to prior periods. Additionally, the Bank paid off all outstanding borrowings with the Federal Home Loan Bank (“FHLB”) in September 2011, which reduced interest expense on borrowings in 2012 compared to the 2011. The cost of funds for the quarter ended June 30, 2012, was 0.54% compared to 0.58% in the quarter ended March 31, 2012, and 0.83% for the quarter ended June 30, 2011.

Provision for loan losses. A negative provision for loan losses of ($434,000) was recorded during the quarter ended June 30, 2012, compared to a negative provision of ($783,000) for the quarter ended March 31, 2012, and a provision of $2.8 million for the same year-ago period. The negative provisions relate to recoveries on loans in the CFB Acquisition portfolio. The following table details the impact of the provision for loan losses and the FDIC indemnification recovery on income before taxes:

Home Federal Bancorp, Inc.
July 27, 2012

	Three Months Ended
(in thousands)	June 30, 2012	March 31, 2012	June 30, 2011

Provision for loan losses on:
Noncovered originated loans	$--	$--	$200
Covered loans – CFB Acquisition	(434)	(1,118)	2,000
Covered loans – LibertyBank Acquisition	--	335	611
Total gross provision for loan losses	(434)	(783)	2,811

Less: FDIC indemnification recovery (provision) reported in noninterest income:
Noncovered originated loans	--	--	--
Covered loans – CFB Acquisition	(411)	(1,063)	1,900
Covered loans – LibertyBank Acquisition	--	244	489
Total FDIC indemnification recovery (provision)	(411)	(819)	2,389

Net decrease (increase) to income before taxes
Noncovered originated loans	--	--	200
Covered loans – CFB Acquisition	(23)	(55)	100
Covered loans – LibertyBank Acquisition	--	91	122
Net decrease (increase) in income before income taxes	$(23)	$36	$422

Noninterest income. As noted above, during the quarter ended June 30, 2012, and March 31, 2012, negative provisions for loan losses were recorded on covered loans purchased in the CFB Acquisition.  Nearly all of the negative provisions were offset by correlating impairments of the FDIC indemnification asset, which is reported in other income on the statement of operations, due to this reduction in estimated losses on covered loans.  Additionally, impairment in the FDIC indemnification asset reduces noninterest income and resulted in a significant noninterest loss for the quarter ended March 31, 2012. This impairment in the FDIC indemnification asset recognizes the decreased amount the Company expects to collect from the FDIC under the terms of its loss sharing agreements due to lower expected losses on covered loans.

The following table presents noninterest income excluding the impact of FDIC indemnification items on all covered loans:

	Three Months Ended
(in thousands)	June 30, 2012	March 31, 2012	June 30, 2011

Total noninterest income, as reported	$1,136	$(1,107)	$5,707
Less: FDIC indemnification recovery (impairment) related to current provision for loan losses	(411)	(819)	2,389
Impairment (accretion) of FDIC indemnification asset	(1,705)	(3,343)	355
Total noninterest income, excluding FDIC indemnification items	$3,252	$3,055	$2,963

Service charges and fee income declined $172,000 to $2.3 million for the quarter ended June 30, 2012, from the quarter ended June 30, 2011, due to lower overdraft fee income. Compared to the linked quarter, service charges and fee income increased $167,000 due to higher income from the Bank’s merchant and investment services products and new deposit account service charges. Compared to the year-ago quarter, overdraft fees were $301,000 lower in the quarter ended June 30, 2012. The continued decline in overdraft fees is due to fewer  “free checking” accounts and regulatory changes that were first implemented in July 2010. However, subsequent guidance from regulatory agencies and the Company’s risk management practices have caused further reductions in overdraft fees as fewer

Home Federal Bancorp, Inc.
July 27, 2012

clients qualify for participation in the Bank’s extended overdraft program. During the quarter ended June 30, 2012, the Bank converted its legacy “free checking” account to a new product called “Secure Checking” and implemented a monthly service charge if the average balance on the account fell below $100 during a statement period. The Bank’s strategy to no longer offer “free checking” accounts has also reduced net losses on check charge-offs.

Noninterest income includes pre-tax gains on sales of securities of $603,000 and $535,000 during the quarters ended June 30, 2012 and March 31, 2012, respectively. These gains were realized on U.S. Treasury securities. Net gains on the sale of other real estate owned was $116,000, $175,000 and $152,000 during the quarters ended June 30, 2012, March 31, 2012, and June 30, 2011, respectively.

Noninterest expense. Noninterest expense for the quarter ended June 30, 2012, decreased $1.3 million compared to the quarter ended June 30, 2011, but increased by $146,000 compared to the linked quarter primarily due to an increase in the provision for REO of $184,000 during the June 30, 2012 quarter. The year over year declines in noninterest expense is primarily due to the consolidation of operations personnel and the closure of branches that occurred throughout calendar year 2011. The Company’s back office operations personnel were consolidated during the quarter ended March 31, 2011, and the Company closed five branches during the quarter ended December 31, 2011. Compensation expense decreased $605,000 during the quarter ended June 30, 2012, compared to the year ago quarter due to these consolidations, but compensation expense increased $38,000 compared to the linked quarter due to commission and incentive accruals.

Balance Sheet

Total assets decreased $33.2 million and $41.8 million to $1.1 billion at June 30, 2012, compared to March 31, 2012, and December 31, 2011, respectively, primarily due to declines in cash and loans, which were used to fund declines in certificates of deposit.  These declines were partially offset by an increase in investments.

Cash and Investments.  Cash and amounts due from depository institutions at June 30, 2012 decreased by $61.1 million from December 31, 2011 to $83.2 million.  Investments increased $43.1 million during the past six months to $443.0 million at June 30, 2012. Purchases of mortgage-backed securities issued by U.S. Government-sponsored enterprises totaled $61.3 million during the quarter and had an estimated average yield and duration of 2.32% and  4.02 years, respectively.  Purchases of securities issued by state and local political subdivisions and municipalities totaled $9.6 million during the quarter and had an estimated average yield of 3.09%.

Loans and leases.  Net loans declined by $19.0 million during the six months ended June 30, 2012.  One-to-four family residential loans decreased by $14.2 million while commercial real estate loans declined by $13.5 million.  Commercial business loans decreased by $8.1 million.  Partially offsetting these decreases, multifamily residential loans increased $8.5 million and construction loans increased $8.9 million during the quarter ended June 30, 2012.  In March 2012, the Bank opened a loan production office in Portland, Oregon, and hired a construction loan officer to expand the Bank’s builder finance commercial loan program in that market. The decrease in commercial business loans includes a decline in loans and leases in the Bank’s subsidiary, Commercial Equipment Lease Corporation, of $3.4 million during the quarter ended June 30, 2012.

Asset Quality. The allowance for loan and lease losses was $12.6 million at June 30, 2012, compared to $14.2 million at December 31, 2011. The allowance for loan and lease losses allocated to loans covered under the loss share agreements with the FDIC totaled $3.7 million, or 3.36% of covered loans, at June 30, 2012. The allowance for loan losses allocated to the noncovered loan portfolio was $8.9 million, or 2.67% of noncovered loans at June 30, 2012, compared to $9.3 million at March 31, 2012, and $9.9 million at December 31, 2011. The FDIC indemnification receivable declined $5.3 million during the six months ended June 30, 2012 to $18.4 million, primarily due to the reduction in loan losses on covered loans during recent quarters compared to earlier estimates, which resulted in the impairment noted above and cash received from the FDIC on losses claimed by the Bank.

Loans delinquent 30 to 89 days and still accruing totaled $899,000 at June 30, 2012, compared to $2.1 million at December 31, 2011, including $199,000 and $311,000, respectively, of covered loans in the Community First Bank covered loan portfolio.  Nonperforming assets, which include nonaccrual loans and other real estate owned, totaled

Home Federal Bancorp, Inc.
July 27, 2012

$39.6 million at June 30, 2012, compared to $46.0 million at December 31, 2011.  The following table summarizes nonperforming loans and real estate owned at June 30, 2012 and March 31, 2012 and the quarterly change:

	June 30, 2012			March 31, 2012			Quarter Change
(in thousands)	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets	Total	Covered Assets	Noncovered Assets

Real estate construction	$272	$1,241	$1,513	$534	$767	$1,301	$(262)	$474
Commercial and multifamily real estate	6,118	10,196	16,314	5,165	10,862	16,027	953	(666)
One-to-four family residential	298	3,805	4,103	670	4,665	5,335	(372)	(860)
Other	250	1,079	1,329	890	878	1,768	(640)	201
Total nonperforming loans	6,938	16,321	23,259	7,259	17,172	24,431	(321)	(851)

Real estate owned and other repossessed assets	9,646	6,677	16,323	10,098	5,867	15,965	(452)	810

Total nonperforming assets	$16,584	$22,998	$39,582	$17,357	$23,039	$40,396	$(773)	$(41)

Deposits. Total deposits decreased $38.3 million to $867.8 million during the six months ended June 30, 2012. End of period balances in core deposits (defined as checking, savings and money market accounts) increased by $5.3 million to $638.9 million, while certificates of deposit declined by $43.6 million to $228.8 million. Average core deposits declined $2.9 million during the quarter ended June 30, 2012, compared to the linked quarter.

Equity. Stockholders’ equity decreased $2.1 during the past six months to $189.1 million at June 30, 2012, primarily due to the repurchase of 447,269 shares at a total cost of $4.1 million and dividends paid of $1.6 million.  These declines in net equity were partially offset by net income from operations of $1.3 million and an increase in the unrealized gain on our securities of $1.5 million, net of taxes.  All other equity items increased $824,000, net.

About the Company

Home Federal Bancorp, Inc., is headquartered in Nampa, Idaho, and is the parent company of Home Federal Bank, a community bank originally organized in 1920. The Company serves southwestern Idaho and Central and Western Oregon through 28 full-service branches and two commercial loan production offices. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “HOME” and is included in the Russell 2000 Index. For more information, visit the Company’s web site at www.myhomefed.com/ir.

Home Federal Bancorp, Inc.
July 27, 2012

Forward-Looking Statements:

Statements in this news release regarding future events, performance or results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”) and are made pursuant to the safe harbors of the PSLRA. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, the Company’s ability to achieve projected cost savings, and statements regarding the Company’s mission and vision. These forward-looking statements speak only as of the date they are made and are based upon management’s current expectations and projections and therefore, involve risks and uncertainties. Such projections are based upon many estimates and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct. Actual results could be materially different from those expressed or implied by the forward-looking statements and you should not rely on such statements. Factors that could cause results to differ include but are not limited to: general economic and banking business conditions, competitive conditions between banks and non-bank financial service providers, interest rate fluctuations, the credit risk of lending activities, including changes in the level and trend of loan delinquencies and write-offs; results of examinations by our banking regulators, regulatory and accounting changes, risks related to construction and development lending, commercial and small business banking, our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames, and other risks. Additional factors that could cause actual results to differ materially are disclosed in Home Federal Bancorp, Inc.’s recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended September 30, 2011, Quarterly Reports on Forms 10-Q or 10-QT and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and the Company’s management does not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Home Federal Bancorp, Inc.
July 27, 2012

CONSOLIDATED BALANCE SHEETS	June 30,	December 31,	June 30,
(In thousands, except share data) (Unaudited)	2012	2011	2011

ASSETS
Cash and equivalents	$83,193	$144,293	$201,944
Investments available-for-sale, at fair value	443,025	399,877	422,142
FHLB stock, at cost	17,717	17,717	17,717
Loans and leases receivable, net of allowance for loan and lease losses of $12,620 and $14,171 and $13,387	430,903	449,908	491,421
Loans held for sale	--	--	524
Accrued interest receivable	2,967	2,857	2,771
Property and equipment, net	30,219	31,522	33,519
Bank owned life insurance	15,693	15,450	12,745
Real estate owned and other repossessed assets	16,323	19,827	24,179
FDIC indemnification receivable, net	18,370	23,676	58,139
Core deposit intangible	2,790	3,086	3,414
Other assets	13,394	8,221	4,279
TOTAL ASSETS	$1,074,594	$1,116,434	$1,272,794

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposit accounts:
Noninterest-bearing demand	$131,746	$127,553	$133,143
Interest-bearing demand	247,836	249,215	235,061
Money market	178,175	178,377	176,180
Savings	81,175	78,492	82,774
Certificates	228,833	272,462	382,311
Total deposit accounts	867,765	906,099	1,009,469

Advances by borrowers for taxes and insurance	845	358	711
Accrued interest payable	178	219	458
Deferred compensation	5,995	5,871	5,724
FHLB advances and other borrowings	4,742	4,913	53,422
Other liabilities	5,932	7,704	6,183
Total liabilities	885,457	925,164	1,075,967

STOCKHOLDERS’ EQUITY
Serial preferred stock, $.01 par value; 10,000,000 authorized; issued and outstanding: none	--	--	--
Common stock, $.01 par value; 90,000,000 authorized; issued and outstanding:	153	157	162
Jun. 30, 2012 - 17,512,197 issued; 15,255,366 outstanding
Dec. 31, 2011 - 17,512,197 issued; 15,664,706 outstanding
Jun. 30, 2011 - 17,512,197 issued; 16,191,716 outstanding
Additional paid-in capital	139,623	143,280	147,968
Retained earnings	49,084	49,443	51,737
Unearned shares issued to employee stock ownership plan	(7,202)	(7,581)	(7,875)
Accumulated other comprehensive income	7,479	5,971	4,835
Total stockholders’ equity	189,137	191,270	196,827
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,074,594	$1,116,434	$1,272,794

Home Federal Bancorp, Inc.
July 27, 2012

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data) (Unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Interest and dividend income:
Loans and leases	$9,033	$8,824	$20,250	$17,219
Investment securities	2,209	2,450	4,413	4,706
Other interest	71	118	141	252
Total interest income	11,313	11,392	24,804	22,177

Interest expense:
Deposits	991	1,452	2,093	3,144
FHLB advances and other borrowings	16	547	37	1,105
Total interest expense	1,007	1,999	2,130	4,249
Net interest income	10,306	9,393	22,674	17,928

Provision for loan losses	(434)	2,811	(1,217)	5,811
Net interest income after provision for loan losses	10,740	6,582	23,891	12,117

Noninterest income:
Service charges and fees	2,274	2,446	4,381	4,678
FDIC indemnification recovery (provision)	(411)	2,389	(1,230)	5,239
Accretion (impairment) of FDIC indemnification asset	(1,705)	355	(5,048)	1,004
Other	978	517	1,926	880
Total noninterest income	1,136	5,707	29	11,801

Noninterest expense:
Compensation and benefits	6,175	6,780	12,312	13,961
Occupancy and equipment	1,514	1,518	3,077	3,395
Data processing	942	1,152	1,947	2,102
Advertising	223	173	377	435
Postage and supplies	247	298	553	647
Professional services	630	863	1,269	1,899
Insurance and taxes	561	716	1,082	1,742
Amortization of intangibles	144	176	296	362
Provision for REO	291	296	398	653
Other	379	451	755	950
Total noninterest expense	11,106	12,423	22,066	26,146
Income (loss) before income taxes	770	(134)	1,854	(2,228)

Income tax provision (benefit)	211	(56)	593	(948)
Net loss	$559	$(78)	$1,261	$(1,280)

Earnings (loss) per common share:
Basic	$0.04	$(0.01)	$0.09	$(0.08)
Diluted	0.04	(0.01)	0.09	(0.08)

Weighted average number of shares outstanding:
Basic	14,638,663	15,536,539	14,705,256	15,592,630
Diluted	14,638,663	15,536,539	14,705,256	15,592,630

Dividends declared per share:	$0.055	$0.055	$0.11	$0.11

Home Federal Bancorp, Inc.
July 27, 2012

HOME FEDERAL BANCORP, INC. AND SUBSIDIARY
ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands, except share and per share data) (Unaudited)

	At or For the Three Months Ended
	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011		June 30, 2011
SELECTED PERFORMANCE RATIOS
Return on average assets (1)	0.21%	0.25%	0.48%	(0.65	) %	(0.02	) %
Return on average equity (1)	1.16	1.44	2.85	(4.08)		(0.16)
Net interest margin (1)	4.17	4.92	5.54	5.62		3.23

PER SHARE DATA
Diluted earnings (loss) per share	$0.04	$0.05	$0.09	$(0.13)		$(0.01)
Tangible book value per outstanding share	12.22	12.03	12.01	11.92		11.95
Cash dividends declared per share	0.055	0.055	0.055	0.055		0.055
Average number of diluted shares outstanding (2)	14,638,663	14,771,849	14,991,807	15,199,958		15,536,539

ASSET QUALITY- NONCOVERED (3)
Allowance for loan losses	$8,905	$9,292	$9,948	$9,225		$9,458
Nonperforming loans	16,321	17,172	15,694	12,945		14,278
Nonperforming assets	22,998	23,039	22,094	20,220		20,843
Provision for loan losses	--	--	--	22		200
Allowance for loan losses to gross loans	2.67%	2.88%	3.06%	2.81%		2.84%
Nonperforming loans to gross loans	4.89	5.31	4.83	3.95		4.28
Nonperforming assets to total assets	2.41	2.37	2.29	2.05		1.93

TOTAL COVERED ASSETS (4)	$120,329	$137,594	$153,398	$170,263		$190,406

FINANCIAL CONDITION DATA
Average interest-earning assets	$989,698	$1,006,057	$1,034,420	$1,121,202		$1,163,707
Average interest-bearing liabilities	749,879	775,880	798,552	893,112		964,582
Net average earning assets	239,819	230,177	235,868	228,090		199,125
Average interest-earning assets to average interest-bearing liabilities	131.98%	129.67%	129.54%	125.54%		120.64%
Stockholders’ equity to total assets	17.60	17.32	17.13	16.53		15.46

STATEMENT OF OPERATIONS DATA
Interest income	$11,313	$13,491	$15,567	$17,647		$11,392
Interest expense	1,007	1,123	1,233	1,889		1,999
Net interest income	10,306	12,368	14,334	15,758		9,393

Provision for loan losses (5)	(434)	(783)	(474)	2,585		2,811
Noninterest income	1,136	(1,107)	(1,631)	(3,059)		5,707
Noninterest expense	11,106	10,960	11,016	13,544		12,423
Net income (loss) before taxes	770	1,084	2,161	(3,430)		(134)
Income tax provision (benefit)	211	382	785	(1,413)		(56)
Net income (loss)	$559	$702	$1,376	$(2,017)		$(78)

(1)	Amounts are annualized.
(2)	Amounts calculated exclude ESOP shares not committed to be released and unvested restricted shares.
(3)	Excludes loans and other real estate owned covered by a loss sharing agreement with the FDIC.
(4)	Loans and other real estate owned covered by loss share agreements with the FDIC.
(5)
Provision for loan losses does not consider impact of indemnification for losses on covered loans under the loss sharing agreements with the FDIC, which is reported in noninterest income as “FDIC indemnification recovery.”